  Agreement

Cellceutix Corporation

-and-

Sylvia A. Holden, Ph.D. ("Consultant")

This Agreement (the “Agreement”) is entered into as of April 1, 2009 by and between Cellceutix Corporation (hereinafter “Cellceutix”) a Nevada corporation with a principal place of business at 100 Cummings Park, Suite 151-B, Beverly Massachusetts 01915 and Sylvia A. Holden, PH.D. (hereinafter, “Consultant”), an individual residing at  One Poplar Street, Woburn, MA, 01801 (collectively, the “parties”).

WHEREAS, Consultant has been engaged by Cellceutix to perform certain services relating to the organization and management of Cellceutix data (the "Services"); and

WHEREAS, both parties desire to set out the other terms and conditions under which the Services will be provided.

NOW THEREFORE, the parties agree to the following:

1.  Services.  Consultant will work with the Chief Scientific Officer of Cellceutix to organize, manage and display data from animal studies as well as information relating to Active Pharmaceutical Ingredients and formulations of Cellceutix products.  It is anticipated that the data will ultimately be presented to the FDA for pre-IND meetings and IND and NDA filings.  It is also anticipated that the data may become part of public disclosures made by Cellceutix.  Any other work that is agreed to between Cellceutix and Consultant will be considered part of the Services hereunder.

2.  Compensation.  Consultant will be compensated at the rate of $4000.00 per month payable on the last day of each month.  In addition, at the end of each month of Services provided, Consultant will be granted options to purchase 10,000 shares of Cellceutix common stock.  The options will be issued at a purchase price equal to the average closing bid price of the common stock on its primary exchange for the fifteen successive trading days immediately prior to the date of issue.  The options will be exercisable one year from the date on which they are issued.  All other terms will be the same as those for other options granted by Cellceutix, as those terms may be established from time to time.

3.  Confidential Information. All information provided to Consultant by Cellceutix or learned or developed by Consultant in the course of providing Services hereunder will be maintained in confidence by Consultant and used for no purpose other than providing Services hereunder.

4.  Intellectual Property.  Any inventions, whether or not patentable, relating to compounds owned by Cellceutix will be owned solely by Cellceutix and Consultant will disclose to Cellceutix any such invention and will take all steps necessary to assist Cellceutix in obtaining patents or other registrations deemed by Cellceutix to be desirable.

5. Unless earlier terminated as set forth below, the Term of this agreement will be three months from the date first set forth above.  At the end of the Term, the parties will discuss any arrangements that may be desirable for future time periods.  Either party may terminate this Agreement by written notice to the other. Notwithstanding any such termination, all rights and obligations under this Agreement shall survive with respect to any information disclosed prior to the termination and any inventions made prior to termination.  If Consultant terminates this agreement prior to the end of a month, no options will be granted for that month.

6.  Consultant will be expected to dedicate at least 40 hours per week to the Services.  Outside of the time, Consultant may take on work for other persons provided that the subject matter of that work does not conflict with the Services hereunder.

7.  Consultant will remain an independent contractor and nothing herein shall be construed to establish an employment relationship between Consultant and Cellceutix.

8.  Consultant will be solely responsible for the payment of any taxes due with respect to payments hereunder.

9. This Agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous oral or written representation with regard to the subject matter hereof. This Agreement may not be modified except by a writing signed by each of the parties.

10. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its choice of law provisions. The parties hereto hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

Cellceutix Corporation

by:  Signature   /s/George W. Evans

Date:  April 1, 2009

Name:  George W. Evans

Title: Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED TO BY:

Sylvia A. Holden, PH.D.

Signature: /s/ Sylvia A. Holden PH.D

Date  April 1, 2009